EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146596, 333-158320, 333-163779, 333-167049, 333-188423, and 333-205619 on Form S-3 and Nos. 333-148333, 333-160602, 333-175100, 333-188999, 333-205617 and 333-212929 on Form S-8 of our report dated February 27, 2015, relating to the statement of operations, cash flows, and stockholders’ equity (deficit) of Northern Oil and Gas, Inc. for the year ended December 31, 2014, appearing in this Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Minneapolis, MN
March 2, 2017